TABLE OF CONTENTS

1.	Share Purchase Agreement
2.	Subsidiary Sale Agreement
3.	Subsidiary Stock Assignment
4.	Series 1 Stock Assignment
5.	DRVW Board Resolution
6.	DRVW Series A Preferred Stock Certificate of Designations (to be provided)
7.	Form 8K (to be provided)

GS CARBON TRADING, INC.

SHARE PURCHASE AGREEMENT

by and between

DIRECTVIEW, INC.,

as the Purchaser,

and

GS ENERGY CORPORATION,

as the Seller.

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 30th day of August, 2006

AMONG:

DIRECTVIEW, INC., a company formed pursuant to the laws of the State of Delaware and having an office for business located at 7700 West Camino Real, Suite 200, Boca Raton, Florida 33433 (“Purchaser”)

AND:

GS ENERGY CORPORATION, a company formed pursuant to the laws of the State of Delaware and having an office for business located at One Penn Plaza, Suite 1612, New York, New York 10119 (“Seller ”)

WHEREAS:

A.	Seller owns 100% of the issued and outstanding equity of GS Carbon Trading, Inc. (the “Acquisition Shares”);
B.	GS Carbon Trading, Inc.’s (“GS Carbon”) business model is based on the trading of renewable energy and energy efficiency certificates, carbon credits and other similar attributes; and,
C.

Purchaser desires to purchase and acquire and Seller, subject to Seller shareholder approval, desires to sell, convey, assign and transfer, or cause to be sold, conveyed, assigned and transferred, to Purchaser the Acquisition Shares pursuant to this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE ACQUISITION

Section 1.1	Purchase and Sale of Acquisition Shares

Seller hereby agrees to sell to Purchaser the Acquisition Shares in exchange for the payment of the Purchase Price on the Closing Date and to transfer to Purchaser on the Closing Date a 100% undivided interest in and to the Acquisition Shares free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now or thereafter attached thereto, except as otherwise referred to herein.

Section 1.2	The Purchase Price

In consideration for the Acquisition Shares, Purchaser agrees to issue to Seller a total of ONE BILLION EIGHT HUNDRED MILLION (1,800,000,000) SHARES of Purchaser common stock and ONE HUNDRED THOUSAND (100,000) SHARES of Purchaser’s new Series A Preferred Stock (collectively, the “Purchase Shares”).

Section 1.3	Series A Preferred Stock

The Purchaser’s Series A Preferred Stock shall include conversion adjustment provisions that automatically adjust the conversion and voting rate of the Series A Preferred Stock to be and remain equal to EIGHTY (80%) PERCENT of the fully-diluted issued and outstanding capital stock of Purchaser when taken with Seller’s then-current common stock and other relevant Purchaser stock holdings; provided, however, that the conversion rate of the Series A Preferred Stock shall be fixed on December 31, 2008 such that the Purchase common stock issuable to Seller on such date shall be equal to EIGHTY (80%) PERCENT of the fully-diluted issued and outstanding capital stock of Purchaser when taken with Seller’s then-current common stock and other relevant Purchaser stock holdings.

ARTICLE II

CONDITIONS OF THE CLOSING

Section 2.1	Condition Precedent; Affiliate Shares

Michele Ralston, the Purchaser’s current chief financial officer (the “Affiliate”), beneficially owns 104,495,322 shares of Purchaser common stock and 100,000 shares of Purchaser Series 1 Preferred Stock, corresponding to about 68% of the voting stock of the Purchaser. The Affiliate shall surrender its shares of Purchaser Series 1 Preferred Stock in connection with the completion of the subsidiary sale as provided for in Section 2.2, below.

Section 2.2	Condition Precedent; Sale of Subsidiary

Purchaser shall have closed on the sale 100% of the stock and assets of Ralston Communications, Inc. and Meeting Technologies, Inc. (collectively, the “DRVW Subsidiaries”) to DirectView Holdings, Inc. (“DR Holdings”), which company is 100% owned by Affiliate.

Section 2.3	Condition Precedent; Assumption of Convertible Debentures; Release of Liens

Purchaser shall have assumed all rights and obligations due under those certain convertible debentures issued by Purchaser to Cornell Capital Partners, LP, Michele Ralston, and Richard Galterio (the “Convertible Debentures”). Purchaser and Affiliate shall use their mutual best efforts to obtain suitable releases from the relevant debenture holders relative to any liens that may have been filed on Affiliate’s assets. With the sole exception of the Convertible Debentures, DR Holdings shall assume all remaining obligations of Purchaser, including any additional amounts due to Affiliate from Purchaser.

Section 2.4	Condition Precedent; Officers and Directors

Purchaser’s board of directors shall have nominated Kevin Kreisler to Purchaser’s board and to the posts of chairman and chief executive officer. All current officers and directors of Purchaser shall have submitted contingent resignations to the Purchaser, which resignations shall be effective upon receipt by Purchaser of Kevin Kreisler’s written acceptance of his nomination, which written acceptance shall be a further condition precedent to the Closing.

Section 2.5	Condition Subsequent; Capitalization
(a)	Upon the completion of the Closing hereof, the Purchaser’s capital share structure shall be as follows:

Shares                                           Total Authorized                        Total Issued

Common Stock:	2,500,000,000	2,300,060,090
Preferred Stock:	4,900,000	100,000

Shareholder                                    Common Stock                  Preferred Stock

GS Energy Corporation	1,800,000,000	100,000 Series A
Michele Ralston	104,495,322	--

All other shareholders                            195,564,768                                           --

Total	2,100,060,090	100,000
(b)	The Affiliate’s share ownership of Purchaser corresponds to about 4.9% of the Purchaser’s issued and outstanding common stock after Closing hereof.
Section 2.6	Condition Subsequent; Name Change

As a condition subsequent to the Acquisition, the Purchaser shall change its name to “GS Carbon Corporation” as soon as practicable after the Closing.

Section 2.7	Condition Subsequent; DR Holdings Registration

Purchaser shall use its best efforts to provide DR Holdings with all reasonable assistance in preparing and filing an appropriate registration statement to initiate operations as a separate publicly traded company should the beneficial owners of DR Holdings wish to do so.

ARTICLE III

THE CLOSING

Section 3.1	Closing

The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before OCTOBER 1, 2006 at Purchaser’s place of business (the date of the Closing being herein referred to as the "Closing Date").

Section 3.2	Deliveries at Closing
(a)	At the Closing, the Seller shall deliver to the Purchaser:

(i)	duly executed instruments or other evidence to transfer to Purchaser the Acquisition Shares;
(ii)	any documents or certificates that are necessary to transfer to Purchaser good, clear and marketable title all of the Acquisition Shares; and,
(iii)

all opinions, certificates and other instruments and documents required by the terms of this Agreement to be delivered by Seller at or prior to Closing or otherwise required in connection with the Acquisition.

(b)	At the Closing, the Purchaser shall deliver to the Seller:
(i)	copies of such resolutions of the directors of Purchaser as are required to be passed to authorize the execution, delivery and implementation of this Agreement;
(ii)	satisfactory evidence of the satisfaction of all conditions precedent to the Closing hereof, and,
(iii)	all documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants that as of the date hereof and as of the Closing Date, the following representations shall be true and correct and in full force and effect:

Section 4.1	Organization and Good Standing

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation or otherwise is required to conduct its business.

Section 4.2	Authority, Approvals and Consents

Purchaser has the corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and validly approved by the Board of Directors of Purchaser and by their respective stockholders and no other corporate or other proceedings on the part of Purchaser are necessary to authorize and approve this Agreement and the transactions contemplated hereby. Purchaser hereby expressly represents that they have fully and properly complied with all aspects of applicable Delaware corporate law in entering into this Agreement and for consummating the transactions contemplated hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 4.3	Consents and Approvals

No consent, approval, or authorization of, or declaration, filing, or registration with, any Governmental Entity will be required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.4    No Violations

Neither the execution, delivery, or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of the Purchaser, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any contract, agreement or any material note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Purchaser is a party or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, except in the case of clauses (b) or (c) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not be reasonably likely to have a Material Adverse Effect.

Section 4.5	Binding Nature

This Agreement shall be, when duly executed and delivered, a legally binding obligation of the Purchaser enforceable in accordance with its terms.

Section 4.6	Non-Merger and Survival

The representations and warranties of Purchaser contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Seller, the representations and warranties of Purchaser shall survive the Closing.

ARTICLE V

GENERAL PROVISIONS

Section 5.1	Expenses

Each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 5.2	Paragraph Headings and Language Interpretations

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

Section 5.3	Notices

All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to the Purchaser, to:

DirectView, Inc.

7700 West Camino Real, Suite 200

Boca Raton, Florida 33433

and,

(b)	If to the Seller, to:

GS Energy Corporation

One Penn Plaza, Suite 1612

New York, New York 10119

Section 5.4    Assignments

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Party, except that this Agreement and such rights, interests and obligations may be assigned by Purchaser to one (1) or more Affiliates. Purchaser agrees that any such assignment shall not relieve Purchaser of its obligations hereunder.

Section 5.5	Entire Agreement

This Agreement (including the Schedules and any Exhibits hereto) embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements, understandings and agreements with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly sat forth herein.

Section 5.6	Modifications, Amendments and Waivers

At any time prior to the Closing, to the extent permitted by law, (i) Purchaser and Seller may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the Party which is entitled to the benefits thereof.

Section 5.7	Counterparts

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one (1) and the same agreement and each of which shall be deemed an original. Each Party shall receive a fully signed copy of this Agreement.

Section 5.8	Governing Law

This Agreement shall be governed by the laws of the State of New Jersey and the United States of America (regardless of the laws that might be applicable under principles of conflicts of law or international law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

Section 5.9	Accounting Terms

All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

Section 5.10	Severability

If any one (1) or more of provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 5.11	Specific Performance

Purchaser and Seller recognize that any breach of the terms this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. If specific performance is elected as a remedy hereunder, the electing Party shall be deemed to have waive any claim for other damages, except reasonable attorneys fees, costs of suit and expenses related to the enforcement of specific performance.

Section 5.12  Consent to Jurisdiction

Seller and Purchaser hereby submit and consent to the exclusive venue and jurisdiction of the Supreme Court of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Seller and Purchaser agree that service of process may be made in any manner permitted by the laws of the State of New York or the federal laws of the United States in any such action, suit or proceeding against Seller or Purchaser with respect to this Agreement. Service of process upon such authorized agent shall be deemed, in every respect, effective service of process upon Seller or Purchaser and shall remain effective until Seller or Purchaser shall appoint another agent for service or process acceptable to the other Party. Seller and Purchaser agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other Party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

Section 5.13	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

Section 5.14	Force Majeure

Neither Party hereto shall be liable for failure to perform any obligation under this Agreement if such failure to perform is caused by the occurrence of any contingency beyond the reasonable control of such Party, including, without limitation, fire, flood, strike or other industrial disturbance, failure of transport, accident, war, riot, insurrection, act of God or order of governmental agency or act of terrorism. Performance shall be resumed as soon as is possible after cessation of such cause. However, if such inability to perform continues for more than Ninety (90) days, the other Party may terminate this Agreement without penalty and without further notice.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

GS ENERGY CORPORATION

By:	________________________
Kevin Kreisler
Chief Executive Officer

DIRECTVIEW, INC.

By:	________________________
Jeffery Robbins
President

SUBSIDIARY STOCK PURCHASE AGREEMENT

This SUBSIDIARY STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 30, 2006, between DIRECTVIEW HOLDINGS, INC. (“Purchaser”) and DIRECTVIEW, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company is party to that certain Share Purchase Agreement (the "Agreement") with GS Energy Corporation pursuant to which the Company has agreed to acquire 100% of the stock of GS Carbon Trading, Inc., a company formed under the laws of the State of Delaware (“GS Carbon”);

WHEREAS, prior to this acquisition, the Company's sole business consisted of its ownership of 100% of the issued and outstanding capital stock of Ralston Communications, Inc. and Meeting Technologies, Inc., and other related operations (collectively, the “DRVW Subsidiaries”);

WHEREAS, the Company believes it is in its best interest to dispose of the DRVW Subsidiaries and focus its resources on the business and operation of GS Carbon; and

WHEREAS, the Purchaser is willing to accept all of the outstanding capital stock of the DRVW Subsidiaries together with all of the liabilities and obligations of the DRVW Subsidiaries together with specified obligations of the Company;

NOW THEREFORE, in consideration of the foregoing and the terms and conditions hereof, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF STOCK AND SPECIFIED OBLIGATIONS

1.1	TRANSFER OF the DRVW Subsidiaries

Subject to the terms and conditions hereof, on the Closing Date (as defined below), the Company shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase from the Company all of the issued and outstanding common shares of the DRVW Subsidiaries, free of all liens, charges or other encumbrances (the "Subsidiary Stock").

1.2	PROVISION OF COLLATERAL

The Company is currently party to several convertible debentures issued to Cornell Capital Partners, LP, Michele Ralston, and Richard Galterio ("Debenture Holders"). These debentures are currently secured by the stock of the DRVW Subsidiaries used in connection with the prior business of the Company. The Company shall use its best efforts to provide the Debenture Holders with sufficient collateral to obtain the release of the stock of the DRVW Subsidiaries used as collateral for the Debenture Holders.

1.3	THE CLOSING

The closing of this Agreement (the "Closing") shall occur on or before OCTOBER 1, 2006 (the "Closing Date").

1.4	DELIVERIES AT THE CLOSING

On the Closing Date in order to effectuate the transfer of the Subsidiary Stock: (a) The Company shall deliver to Purchaser certificates representing all of the Subsidiary Stock, free and clear of any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, restriction on sale or transfer, preemptive right or option or any other right of any third party of any nature whatsoever ("Encumbrance"), duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank; (b) the Purchaser and the Company shall each deliver all documents, certificates, agreements and instruments required to be to affect the purposes hereof; and (c) all instruments and documents executed and delivered to any party pursuant hereto shall be in a form and substance, and shall be executed in a manner, reasonably satisfactory to the receiving party.

1.5	PURCHASE PRICE

Subject to the terms and conditions of this Agreement, the purchase price for the Subsidiary Stock (the "Purchase Price") shall be the assumption by the Purchaser of any and all liabilities of the Company and the DRVW Subsidiaries arising prior to the Closing, with the sole exception of convertible debt payable to the Debenture Holders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing (which representations and warranties shall survive the Closing Date to the extent provided for herein):

2.1	GOOD TITLE

The Subsidiary Stock is owned by the Company with good and marketable title thereto, free and clear of any Encumbrance.

2.2	ORGANIZATION, GOOD STANDING

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

2.3	AUTHORIZATION

The Company has the full corporate power and authority enter into this Agreement and each of the documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and this Agreement is, and will be, on the Closing Date, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement.

2.4	NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company, or (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person").

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company, as of the date of this Agreement and as of the Closing (which representations and warranties shall survive the Closing to the extent provided for herein):

3.1	AUTHORITY

Purchaser has full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and this Agreement is, and will be, on the Closing Date, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

3.2	NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Purchaser, or (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person.

3.3	OWNERSHIP OF THE PURCHASER STOCK

The Purchaser Stock is owned by the Purchaser with good and marketable title thereto, free and clear of any Encumbrance.

3.4 SATISFACTION OF COMPANY OBLIGATIONS

Upon the sale of the DRVW Subsidiaries to the Purchaser, the Company shall have no further material debts or liabilities other than amounts due to the Debenture Holders.

ARTICLE IV

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by Purchaser.

4.1	ACCURACY OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Company contained herein shall have been true in all material respects when made and shall be true as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

4.2	PERFORMANCE OF AGREEMENT

The Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

4.3	DELIVERY OF SHARES

Purchaser shall have received certificates representing the Subsidiary Stock together with stock powers duly endorsed in blank.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by the Company.

5.1	ACCURACY OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of Purchaser contained herein shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

5.2	PERFORMANCE OF AGREEMENT

Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

5.3	DELIVERY OF SHARES

The Company shall have received certificates representing the Purchaser Stock, together with stock powers duly endorsed in blank, signature guaranteed.

ARTICLE VI

TERMINATION

6.1	This Agreement may be terminated at any time prior to the Closing:
	(a)	by the mutual consent of Purchaser and the Company;

(b)   by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein for which the Purchaser shall have previously notified the Company), if there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been promptly cured within 30 days following receipt by the Purchaser of written notice of such breach; and

(c) by the Purchaser (provided that the Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein for which the Company shall have previously notified the Purchaser), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach.

6.2          In the event of termination of this Agreement pursuant to this Article VI, written notice thereof shall be given as promptly as practicable to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein (a) there shall be no liability or obligation on the part of the Seller, the Purchaser, or their respective officers, directors and Affiliates, and all obligations of the parties shall terminate, except for that a party that is in material breach of its representations, warranties, covenants, or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents, incurred by the other party in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Purchaser shall not be deemed to be in material breach of this Agreement solely by reason of its inability to satisfy one or more of the conditions set forth in Section 7 if the Purchaser is attempting to satisfy such conditions in good faith.

ARTICLE VII

GENERAL

7.1	COOPERATION

Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its reasonable best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

7.2	CONFIDENTIALITY

In connection with the transactions contemplated herein, the Company and Purchaser are furnishing each other with certain information which is either nonpublic, confidential or proprietary in nature. All such information furnished by one party to the other or its representatives is hereinafter referred to as the "Confidential Information." As used in this Agreement, the "representatives" of any party shall mean such party's officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each party's being furnished with the Confidential Information of the other, each party agrees that:

(a)           The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives during such three-year period in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by the parties, the Company and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein. Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

(b)           Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other Person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c)         In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof.

(d)           This Section 7.2 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

(e)         In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good-faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f)           Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 7.2. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.2 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

(g)           It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this Section 7.2 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

7.3	FURTHER ACTS

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement.

7.4	AMENDMENT

The parties may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

7.5	SURVIVAL OF WARRANTIES

The representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years from the Closing.

7.6 EXPENSES

Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

7.7	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8	HEADINGS

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof.

7.9	APPLICABLE LAW

Company and Purchaser hereby submit and consent to the exclusive venue and jurisdiction of the Supreme Court of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Company and Purchaser agree that service of process may be made in any manner permitted by the laws of the State of New York or the federal laws of the United States in any such action, suit or proceeding against Company or Purchaser with respect to this Agreement. Service of process upon such authorized agent shall be deemed, in every respect, effective service of process upon Company or Purchaser and shall remain effective until Company or Purchaser shall appoint another agent for service or process acceptable to the other Party. Company and Purchaser agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other Party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

7.10	PARTIES IN INTEREST

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

7.11	FORCE MAJEURE.

Neither Party hereto shall be liable for failure to perform any obligation under this Agreement if such failure to perform is caused by the occurrence of any contingency beyond the reasonable control of such party, including, without limitation, fire, flood, strike or other industrial disturbance, failure of transport, accident, war, riot, insurrection, act of God or order of governmental agency or act of terrorism. Performance shall be resumed as soon as is possible after cessation of such cause. However, if such inability to perform continues for more than ninety (90) days, the other party may terminate this Agreement without penalty and without further notice.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

DIRECTVIEW HOLDINGS, INC.

By:	________________________
Print:	Roger Ralston
Title:	Chief Executive Officer

DIRECTVIEW, INC.

By:	________________________
Jeffery Robbins
President

STOCK ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, DIRECTVIEW, INC., does hereby sell, assign and transfer unto DIRECTVIEW HOLDINGS, INC., ONE HUNDRED PERCENT (100%) of DirectView, Inc.’s equity interest in RALSTON COMMUNICATIONS, INC., and ONE HUNDRED PERCENT (100%) of DirectView, Inc.’s equity interest in MEETING TECHNOLOGIES, INC., standing in its name on the books of said corporation and do hereby irrevocably constitute and appoint DIRECTVIEW HOLDINGS, INC., attorney to transfer the said stock on the books of the within corporation with full power of substitution in the premises.

Dated as of October 1, 2006

DIRECTVIEW, INC.

By:	________________________
Jeffery Robbins
President

STOCK ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, MICHELE RALSTON, does hereby sell, assign and transfer unto DIRECTVIEW, INC., ONE HUNDRED THOUSAND (100,000) shares of DirectView, Inc. SERIES 1 PREFERRED STOCK, standing in its name on the books of said entity and do hereby irrevocably constitute and appoint DIRECTVIEW, INC., attorney to transfer the said stock on the books of the within corporation with full power of substitution in the premises.

Dated as of October 1, 2006

MICHELE RALSTON

By:	________________________
Individually

MINUTES OF SPECIAL MEETING OF THE BOARD OF DIRECTORS OF

DIRECTVIEW, INC.

A meeting of the Board of Directors of DirectView, Inc. (the “Company”) and its subsidiaries was held at the company office on August 30, 2006 at 8:00 a.m.

The following Directors were present in person or telephonically and constituted a quorum: Michele Ralston, Roger Ralston, and Jeffery Robbins.

There was a discussion regarding the Company’s proposed restructuring plan, the purpose of which is to reduce the Company’s debt and to better position the Company to complete future financing transactions to assist in its growth and development.

The Board first reviewed and confirmed the terms of its various outstanding convertible debentures due to Chairwoman Ralston and Richard Galterio (respectively, the “Ralston Debenture” and the “Galterio Debenture”).

The Ralston Debenture was issued prior to and restated on December 31, 2001. The current balance due on the Ralston Debenture is $242,997. The terms of the Ralston Debenture called for no interest, a maturity date of December 31, 2006, and conversion rights into shares of Company common stock. The rate at which the Ralston Debenture is convertible into Company common stock is equal to the lesser of (a) $0.001 per share or (b) the amount of the debenture to be converted divided by 90% of the closing market price of the Company common stock for the day prior to the date of the exercise of such conversion right.

The Galterio Debenture was originally issued on January 1, 2003, and was amended and restated upon Galterio’s purchase of additional Company debt on January 15, 2003, April 30, 2003, May 8, 2003, June 30, 2003, September 3, 2003, September 29, 2003, October 27, 2003, November 12, 2003, November 13, 2003, December 29, 2003, January 5, 2004, and April 30, 2004. The current balance due on the Galterio Debenture is $255,077, and includes $32,977 of accrued interest. The terms of the Galterio Debenture called for interest payable at 12% per year, a maturity date of December 31, 2006, and conversion rights into shares of Company common stock. The rate at which the Galterio Debenture is convertible into Company common stock is equal to the lesser of (a) $0.001 per share or (b) the amount of the debenture to be converted divided by 90% of the closing market price of the Company common stock for the day prior to the date of the exercise of such conversion right.

After discussion, and upon motion duly made and seconded, the terms of the Ralston Debenture and the Galterio Debenture were confirmed by unanimous vote:

BE IT RESOLVED, that the terms of the Ralston Debenture and the Galterio Debenture are hereby confirmed to be complete and accurate and the Company’s management be and hereby is authorized and directed to execute and deliver on behalf of the Company any and all instruments, documents, certifications, affidavits and agreements as may be necessary or desirable to facilitate the refinancing, repayment, conversion into Company common stock and/or other reduction of these debentures.

Chairwoman Ralston proposed that the Company complete the following transactions (collectively, the “Transactions”) in furtherance of the proposed restructuring plan:

1.	Acquire GS Carbon Trading, Inc. (“GS Carbon”), a company specializing in the trading of renewable energy and energy efficiency certificates, carbon credits and other similar attributes;
2.	Cease all operations that are not strategic to the GS Carbon business model; and,
3.	Liquidate the Company’s Ralston Communications, Inc. and Meeting Technologies, Inc. subsidiaries;

The Transactions are expected to materially improve the value of the Company and dramatically increase shareholder wealth.

Relative to Proposal #1 above, the Company has negotiated to acquire 100% of the stock of GS Carbon Trading, Inc., in return for 1.8 billion shares of the Company’s common stock and 100,000 shares of proposed new Company Series A Preferred Stock. The terms and conditions of the Company’s new Series A Preferred Stock are proposed to include conversion adjustment provisions that automatically adjust the conversion (and voting) rate of the Series A Preferred Stock to be and remain at all times equal to 80% of the fully-diluted issued and outstanding capital stock of the Company when taken with the Series A Preferred shareholder(s)’ then-current common stock holdings.

GS Carbon’s business model is based on the trading of renewable energy and energy efficiency certificates, carbon credits and other similar attributes. GS Carbon’s minority owned Sterling Planet subsidiary is the nation’s leading retail renewable energy provider and has established a strong reputation as the premier market maker for renewable energy sales. Sterling has sold over 4 billion kilowatt hours of renewable energy since its inception, representing enough energy to power 350,000 homes for a full year and offset 2.6 million tons of carbon dioxide. Sterling Planet currently services an impressive array of clients including Alcoa, The Coca-Cola Company, DuPont, Delphi Corporation, Duke University, University of Utah, Nike, Pitney Bowes, U.S. Environmental Protection Agency, the U.S. General Services Administration, the Homeland Security Department, Western Area Power Administration, New York State Energy Research and Development Authority (NYSERDA), the U.S. Army, Staples, Whirlpool Corporation, the World Resources Institute and over 150 other companies. GS Carbon also holds a 10% stake in TerraPass, Inc. GS Carbon’s ambition is to leverage its leading market position and prospective status as a public company to fuel greatly increased growth in the renewable energy sector.

Chairwoman Ralston stated her belief that the acquisition of GS Carbon can be expected to materially improve the value of the Company and dramatically increase shareholder wealth.

Upon motion duly made and seconded, the following resolution was approved by unanimous vote:

BE IT RESOLVED, the Company’s management be and hereby is authorized and directed to execute and deliver on behalf of the Company any and all instruments, documents, certifications, affidavits and agreements as may be necessary or desirable to execute agreements for and then effect the completion of the Company’s proposed acquisition of GS Carbon.

Relative to Proposal #3 above, the Company proposes to liquidate the operations that are not strategic to the Company’s proposed new GS Carbon business model, specifically, the Company’s Ralston Communications, Inc. and Meeting Technologies, Inc. subsidiaries. The proposal before the Board contemplates the liquidation of these subsidiaries immediately prior to and/or contemporaneously with the completion of the Company’s proposed acquisition of GS Carbon. The purchaser of these subsidiaries is proposed to be DirectView Holdings, Inc., a company owned by Chairwoman Ralston and/or one or more of her affiliates. The Board reviewed the terms under which any such liquidation would be reasonable and determined that the Company’s best interests would be served by selling these subsidiaries to DirectView Holdings in return for the assumption by DirectView Holdings of these subsidiaries’ working capital deficiency and any and all trade credit and other liabilities incidental to these subsidiaries’ operations (not including any debts convertible into Company common stock).

Upon motion duly made and seconded, the following resolution was approved by unanimous vote:

BE IT RESOLVED, the Company’s management be and hereby is authorized and directed to execute and deliver on behalf of the Company any and all instruments, documents, certifications, affidavits and agreements as may be necessary or desirable to effect the completion of the Company’s proposed liquidation of Ralston Communications, Inc. and Meeting Technologies, Inc.

After discussion, and upon motions duly made and seconded, the following additional resolutions were approved by unanimous vote:

FIRST, to nominate Kevin Kreisler to the Company’s Board of Directors and to the posts of Chairman of the Company’s Board of Directors and Chief Executive Officer; and,

SECOND, to accept the resignations of the entirety of the Company’s existing Board of Directors and all of its officers immediately upon the written acceptance by Mr. Kreisler of the above referenced nomination.

BE IT RESOLVED, that the Company’s management be and hereby is authorized and directed to execute and deliver to Seller on behalf of the Company any and all instruments, documents, certifications, affidavits and agreements as may be necessary or desirable to consummate the Transactions and effect each of the above proposals described above.

[signatures on following page]

There being no further business to be brought before the Board of Directors, the meeting was adjourned at 9:00 a.m.

Dated as of this of August 30, 2006

By:	____________________________
Michele Ralston

By:	____________________________
Roger Ralston

By:	____________________________
Jeffery Robbins